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                                                                       EXHIBIT 5

  SPECIMEN OF LEGEND TO BE PLACED ON NEWFIELD EXPLORATION COMPANY COMMON STOCK
                                  CERTIFICATES



         This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Newfield Exploration Company and ChaseMellon Shareholder Services L.L.C., dated as of February 12, 1999 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Newfield Exploration Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Newfield Exploration Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to or acquired by any Acquiring Person or any Affiliate or Associate thereof (each as defined in the Rights Agreement) shall, under certain circumstances, become null and void.